Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 164106) pertaining to Balqon Corporation 2008 Stock Incentive Plan of our report dated April 15, 2011, with respect to the financial statements of Balqon Corporation included in this Annual Report (Form 10-K) of Balqon Corporation for the year ended December 31, 2010.

/s/ Weinberg & Company P.A.

Los Angeles, California
April 15, 2011